Exhibit 99.1

Duck Creek Technologies Announces Fourth Quarter and Full Year Fiscal 2020 Financial Results

•	Fourth Quarter Fiscal 2020 Subscription revenue grew 54% year-over-year

•	SaaS Annual Recurring Revenue (“ARR”) grew 85% year-over-year

BOSTON, Oct. 20, 2020 (GLOBAL NEWSWIRE) -- Duck Creek Technologies (NASDAQ: DCT), a provider of SaaS-delivered enterprise software to the property & casualty (“P&C”) insurance industry, today announced its financial results for the fourth quarter and fiscal year ended August 31, 2020.

“Duck Creek’s fourth quarter was an excellent finish to an incredible year for the company, highlighted by 54% growth in subscription revenue,” said Michael Jackowski, Duck Creek’s Chief Executive Officer. “During the quarter we signed eight Duck Creek OnDemand wins, with a healthy mix of new and existing customers and a number of multi-product wins. We believe we have established Duck Creek OnDemand, which is approaching $100 million in SaaS ARR, as the SaaS platform of choice for the global P&C insurance industry.”

Jackowski added, “The success of our recent IPO was the latest important milestone for Duck Creek. We are at an exciting time in our history with the global P&C insurance industry at what we believe is the early stages of a generational shift to cloud technologies for their core systems. We believe Duck Creek is well positioned to partner with the world’s leading carriers on this digital transformation, delivering significant value for our customers and shareholders.”

Fourth Quarter Fiscal Year 2020 Financial Highlights

Revenue

•

Total revenue for the fourth quarter of fiscal year 2020 was $58.3 million, an increase of 22% from the fourth quarter in fiscal year 2019. Subscription revenue was $24.6 million, an increase of 54%; services revenue was $23.3 million, an increase of 6%; license revenue was $4.5 million, an increase of 6%; and maintenance revenue was $5.9 million, an increase of 2%.

Profitability

•	GAAP loss from operations was $21.6 million for the fourth quarter of fiscal year 2020, compared with a GAAP loss from operations of $2.4 million for the comparable period in fiscal year 2019.

•

Non-GAAP income from operations was $2.2 million for the fourth quarter of fiscal year 2020, compared with non-GAAP income from operations of $2.9 million for the comparable period in fiscal year 2019.

•	GAAP net loss was $21.5 million for the fourth quarter of fiscal year 2020, compared with a GAAP net loss of $2.8 million for the comparable period in fiscal year 2019.

•	Non-GAAP net income was $2.3 million for the fourth quarter of fiscal year 2020, compared with non-GAAP net income of $2.5 million for the comparable period in fiscal year 2019.

•

GAAP net loss per share is not meaningful because it would only represent results for the 17-day period following our IPO. Non-GAAP net income per share was $0.02, based on basic weighted average shares outstanding of 129.3 million.

•	Adjusted EBITDA was $3.0 million for the fourth quarter of fiscal 2020, compared with adjusted EBITDA of $3.6 million for the comparable period in fiscal year 2019.

Full Year Fiscal 2020 Financial Highlights

Revenue

•

Total revenue for the full year fiscal 2020 was $211.7 million, an increase of 24% from fiscal year 2019. Subscription revenue was $84.0 million, an increase of 50%; services revenue was $94.1 million, an increase of 21%; license revenue was $9.9 million, a decrease of 28%; and maintenance revenue was $23.7 million, which remained relatively flat.

•	SaaS annual recurring revenue, or SaaS ARR, was $95.6 million as of August 31, 2020, an increase of 85% from fiscal year 2019.

Profitability

•	GAAP loss from operations was $28.7 million for the full year fiscal 2020, compared with a GAAP loss from operations of $14.2 million in fiscal year 2019.

•	Non-GAAP income from operations was $8.6 million for the full year fiscal 2020, compared with non-GAAP income from operations of $4.4 million in fiscal year 2019.

•	GAAP net loss was $29.9 million for the full year fiscal 2020, compared with a GAAP net loss of $16.9 million in fiscal year 2019.

•	Non-GAAP net income was $7.3 million for the full year fiscal 2020, compared with non-GAAP net income of $1.7 million in fiscal year 2019.

•

GAAP net loss per share is not meaningful because it would only represent results for the 17-day period following our IPO. Non-GAAP net income per share was $0.06, based on basic weighted average shares outstanding of 127.4 million.

•	Adjusted EBITDA was $11.7 million for the full year fiscal 2020, compared with adjusted EBITDA of $6.8 million in fiscal year 2019.

Liquidity

•

Duck Creek had $389.9 million in cash and cash equivalents at August 31, 2020. The Company generated $25.7 million in cash from operations and had free cash flow of $19.0 million in fiscal year 2020, compared with $14.8 million and $6.6 million, respectively, in fiscal year 2019.

The information presented above includes non-GAAP financial measures such as “non-GAAP income from operations,” “adjusted EBITDA,” “non-GAAP net income,” “non-GAAP net income per share,” and “free cash flow.” Refer to “Non-GAAP Financial Measures and Other Metrics” for a discussion of these measures and reconcilations of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Business Outlook

Duck Creek is issuing the following outlook for the first quarter of fiscal 2021 and full year of fiscal 2021 based on current expectations as of October 20, 2020:

	First Quarter Fiscal 2021	Full Year Fiscal 2021
Revenue	$55.0 million to $56.0 million	$244.0 million to $249.0 million

Subscription Revenue	$25.5 million to $26.0 million	$114.5 million to $116.5 million

Adjusted EBITDA	$0.0 million to $1.5 million	$3.0 million to $5.0 million

Non-Gaap Net Loss Per Share	$(0.01) to $0.00	$(0.04) to $(0.02)

Conference Call Information

Duck Creek Technologies will host a conference call today, October 20, 2020, at 5:00 p.m. (Eastern Time) to discuss the Company’s financial results and business outlook. A live webcast of the call will be available on the “Investor Relations” page of the Company’s website at https://ir.duckcreek.com/. To access the call by phone, dial 1-833-570-1119 (domestic) or 1-914-987-7066 (international). A replay of this conference call will be available for a limited time at 1-855-859-2056 (domestic) or 1-404-537-3406 (international) using conference ID 3139619. A replay of the webcast will also be available for a limited time at https://ir.duckcreek.com/.

About Duck Creek Technologies

Duck Creek Technologies is a leading provider of core system solutions to the P&C and General insurance industry. By accessing Duck Creek OnDemand, the company’s enterprise Software-as-a-Service solution, insurance carriers are able to navigate uncertainty and capture market opportunities faster than their competitors. Duck Creek’s functionally-rich solutions are available on a standalone basis or as a full suite, and all are available via Duck Creek OnDemand.

Forward Looking Statements

This press release includes certain disclosures which contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “expect,” “believe,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “forecast,” “outlook” and variations of these terms or the negative of these terms and similar expressions. Forward-looking statements, including statements regarding Duck Creek’s expected outlook for first quarter fiscal 2021 and full year fiscal 2021, are based on Duck Creek’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements will be set forth in Duck Creek’s recent Annual Report on Form 10-K that will be filed with the Securities and Exchange Commission and any subsequent public filings. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the impact of pandemics, including the on-going COVID-19 pandemic, on U.S. and global economies, Duck Creek’s business and results and financial condition, its employees, demand for its products, sales and implementation cycles, and the health of its customers’ and partners’ businesses; Duck Creek’s history of losses; changes in Duck Creek’s product revenue mix as it continues to focus on sales of its SaaS solutions, which will cause fluctuations in its results of operations and cash flows between periods; Duck Creek’s reliance on orders and renewals from a relatively small number of customers for a substantial portion of its revenue, and the substantial negotiating leverage customers have in renewing and expanding their contracts for Duck Creek’s solutions; the success of Duck Creek’s growth strategy focused on SaaS solutions and its ability to develop or sell its solutions into new markets or further penetrate existing markets; Duck Creek’s ability to manage its expanding operations; intense competition in Duck Creek’s market; third parties may assert Duck Creek is infringing or violating their intellectual property rights; U.S. and global market and economic conditions, particularly adverse in the insurance industry; additional complexity, burdens and volatility in connection with Duck Creek’s international sales and operations; the length and variability of Duck Creek’s sales and implementation cycles; data breaches, unauthorized access to customer data or other disruptions of Duck Creek’s solutions; control of Duck Creek by its controlling shareholders and perceived conflicts of interests; and Duck Creek’s status as a “controlled company” within the meaning of the corporate governance standards of Nasdaq.

Any forward-looking statement in this release speaks only as of the date of this release. Duck Creek undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

Non-GAAP Financial Measures and Other Metrics

This press release contains the following non-GAAP financial measures: non-GAAP gross margin, non-GAAP income from operations, adjusted EBITDA, non-GAAP net income, non-GAAP net income per share, and free cash flow. Adjusted EBITDA excludes provision for income taxes, other (income)/expense, interest expense, net, depreciation of property and equipment, amortization of intangible assets, share-based compensation expense, and change in fair value of contingent earnout liability. Non-GAAP gross margin excludes share-based compensation expense, amortization of intangible assets, and amortization of capitalized internal-use software. Non-GAAP income from operations excludes share-based compensation expense, amortization of intangible assets and change in fair value of contingent earnout liability. Free cash flow consists of net cash provided by operating activities less cash used for purchases of property and equipment and capitalized internal-use software. See below for a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Other metrics include SaaS ARR and SaaS Net Dollar Retention, which are calculated for all SaaS continuing software services. Subscription revenue excluded from the calculations relate to one legacy contract for a service no longer offered separately by the Company. SaaS ARR is calculated by annualizing revenue recorded in the last month of the measurement period. SaaS Net Dollar Retention is a rate calculated by annualizing revenue recorded in the last month of the measurement period for those customers in place throughout the entire measurement period. We divide the result by annualized revenue from the month that is one year prior to the end of the measurement period, for all customers in place at the beginning of the measurement period.

The Company believes that these non-GAAP financial measures and other metrics provide useful information to management and investors regarding certain financial and business trends relating to Duck Creek’s financial condition and results of operations. The Company’s management uses these non-GAAP measures and other metrics to manage our business, make planning decisions, evaluate its performance and allocate resources. The Company believes that the use of these non-GAAP financial measures and other metrics help investors and analysts in comparing its results across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, including net income and cash flows from operating activities.

These non-GAAP financial measures are not universally consistent calculations, limiting their usefulness as comparative measures. Other companies may calculate similarly titled financial measures differently than the Company does or may not calculate them at all. Additionally, these non-GAAP financial measures are not measurements of financial performance or liquidity under GAAP. In order to facilitate a clear understanding of its consolidated historical operating results, readers should examine the Company’s non-GAAP financial measures in conjunction with its historical GAAP financial information.

To the extent that the Company provides guidance on a non-GAAP basis, it does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for the charges reflected in the Company’s reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

Investor Contact:

Brian Denyeau

ICR

646-277-1251

Brian.denyeau@icrinc.com

Media Contact:

Paul Rechichi

Racepoint Global

617 624 3295

prechichi@racepointglobal.com

Sam A. Shay

Duck Creek Technologies

857 201 5784

sam.shay@duckcreek.com

Duck Creek Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(unaudited, in thousands)

	August, 31 2020	August 31, 2019

Assets
Current assets:
Cash and cash equivalents	$389,878	$11,999
Accounts receivable	29,149	25,450
Unbilled revenue	18,121	15,293
Prepaid expenses and other current assets	12,186	5,772

Total current assets	449,334	58,514

Property and equipment, net	18,113	17,058
Operating lease assets	18,171	—
Goodwill	272,455	272,455
Intangible assets, net	81,687	98,756
Unbilled revenue, net of current portion	3,487	8,045
Other assets	17,853	12,449

Total assets	861,100	467,277

Liabilities and Stockholders’ Equity/Partners’ Capital
Current liabilities:
Accounts payable	1,802	1,362
Accrued liabilities	58,202	31,003
Contingent earnout liability	3,701	4,055
Lease liability	3,611	—
Deferred revenue	30,397	23,470

Total current liabilities	97,713	59,890

Contingent earnout liability, net of current portion	3,391	6,460
Borrowings under credit facility	—	4,000
Deferred rent, net of current portion	—	5,388
Lease liability, net of current portion	21,739	—
Deferred revenue, net of current portion	379	692
Other long-term liabilities	4,121	1,781

Total liabilities	127,343	78,210

Total stockholders’ equity/partners’ capital	733,757	389,066

Total liabilities and stockholders’ equity/partners’ capital	$861,100	$467,277

Duck Creek Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited, in thousands)

	Three Months Ended August 31		Twelve Months Ended August 31
	2020	2019	2020	2019

Revenue:
Subscription	$24,631	$15,977	$83,999	$55,909
License	4,483	4,237	9,914	13,776
Maintenance and support	5,889	5,798	23,680	23,896
Professional services	23,319	21,908	94,079	77,692

Total revenue	58,322	47,920	211,672	171,273

Cost of revenue (1):
Subscription	10,031	7,211	34,902	24,199
License	506	503	1,853	1,970
Maintenance and support	863	610	3,338	2,781
Professional services	18,243	11,924	57,082	43,228

Total cost of revenue	29,643	20,247	97,175	72,178

Gross margin	28,679	27,672	114,497	99,095

Operating expenses (1):
Research and development	14,628	9,597	44,052	35,936
Sales and marketing	16,766	10,227	50,305	40,189
General and administrative	18,746	9,417	48,662	36,493
Change in fair value of contingent consideration	112	840	133	628

Total operating expenses	50,252	30,081	143,152	113,246

Loss from operations	(21,573)	(2,409)	(28,655)	(14,151)

Other income (expense), net	737	(252)	641	(565)
Interest income (expense), net	30	(19)	(356)	(1,030)

Loss before income taxes	(20,806)	(2,681)	(28,370)	(15,746)
Provision for income taxes	673	143	1,562	1,150

Net loss	$(21,479)	$(2,823)	$(29,932)	$(16,896)

(1) Amounts include share-based compensation expense as disclosed in the following table:

	Three Months Ended August 31		Twelve Months Ended August 31
	2020	2019	2020	2019

Share-based compensation expense:
Cost of subscription revenue	405	8	415	20
Cost of license revenue	—	—	—	—
Cost of maintenance and support revenue	24	2	28	9
Cost of services revenue	4,581	41	4,683	123
Research and development	3,844	132	4,128	397
Sales and marketing	5,326	101	5,581	418
General and administrative	5,524	292	6,273	1,103

Total share-based compensation expense	$19,704	$576	$21,108	$2,070

As part of the Company’s re-organization in conjunction with the IPO, Limited Partnership interests, including Class D units held by employees, were converted into restricted common stock (the “conversion”). In substitution for part of the economic benefit of the Class D units that was not reflected in the conversion, options were granted to holders of Class D units (“leverage restoration options”). Share-based compensation expense (“SBC”) recorded during the quarter ended August 31, 2020 includes a modification charge of $11.3 million associated with these leverage restoration options. SBC during the quarter also includes a charge of $6.7 million for cash-settled phantom Class D units held by non-U.S. employees.

Duck Creek Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Three Months Ended August 31		Twelve Months Ended August 31
	2020	2019	2020	2019
Operating activities:
Net loss	$(21,479)	$(2,823)	$(29,932)	$(16,896)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	793	668	3,143	2,398
Amortization of intangible assets	4,765	4,348	17,773	17,594
Impairment of right of use asset	2,792	—	2,792	—
Amortization of deferred financing fees	28	(66)	134	136
Share-based compensation expense	19,704	576	21,108	2,070
Change in fair value of contingent earnout liability	112	840	133	628
Payment of contingent earnout liability in excess of acquisition date fair value	—	—	—	(2,350)
Bad debt expense	32	158	97	182
Deferred taxes	(544)	211	(690)	188
Changes in operating assets and liabilities
Accounts receivable	505	1,897	(3,796)	(6,285)
Unbilled revenue	2,912	5,065	1,730	4,481
Prepaid expenses and other current assets	(6,396)	(624)	(6,300)	198
Other assets	(1,663)	(1,335)	(5,764)	(3,788)
Accounts payable	123	189	(181)	(783)
Accrued liabilities	7,070	7,459	16,393	9,150
Deferred revenue	6,400	(205)	6,614	5,972
Deferred rent	—	779	—	1,661
Operating leases	(67)	—	132	—
Other long-term liabilities	2,391	(45)	2,339	277

Net cash provided by operating activities	17,478	17,092	25,725	14,833

Investing activities:
Acquisition of Outline Systems LLC	—	—	—	(9,814)
Acquisition of CedeRight Products	—	(1,827)	—	(1,827)
Capitalized internal-use software	(453)	(781)	(2,893)	(2,956)
Purchase of property and equipment	(690)	(3,517)	(3,854)	(5,314)

Net cash used in investing activities	(1,143)	(6,125)	(6,747)	(19,911)

Financing activities:

Net cash provided by (used in) financing activities	354,348	(8,802)	358,901	3,198

Net increase (decrease) in cash and cash equivalents	370,683	2,165	377,879	(1,880)

Cash and cash equivalents - beginning of period	19,195	9,834	11,999	13,879

Cash and cash equivalents - end of period	$389,878	$11,999	$389,878	$11,999

Duck Creek Technologies, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited, in thousands)

	Three Months Ended August 31		Twelve Months Ended August 31
	2020	2019	2020	2019

Non-GAAP Gross Margin:
GAAP Gross Margin	$28,679	$27,672	$114,497	$99,095

Share-based compensation expense	5,010	51	5,125	151
Amortization of intangible assets	1,186	1,164	4,746	4,680
Amortization of capitalized internal-use software	497	—	703	—

Non-GAAP Gross Margin	$35,372	$28,887	$125,071	$103,926

Non-GAAP Income from Operations:
GAAP Loss from Operations	$(21,573)	$(2,409)	$(28,655)	$(14,151)

Share-based compensation expense	19,704	576	21,108	2,070
Amortization of intangible assets	3,994	3,921	15,975	15,884
Change in fair value of contingent earnout liability	112	840	133	628

Non-GAAP Income from Operations	$2,237	$2,927	$8,561	$4,431

Adjusted EBITDA:
GAAP Net Loss	$(21,479)	$(2,823)	$(29,932)	$(16,896)

Provision for income taxes	673	143	1,562	1,150
Other (income) expense	(737)	252	(641)	565
Interest expense, net	(30)	19	356	1,030
Depreciation of property and equipment	793	668	3,143	2,398
Amortization of intangible assets	3,994	3,921	15,975	15,884
Share-based compensation expense	19,704	576	21,108	2,070
Change in fair value of contingent earnout liability	112	840	133	628

Adjusted EBITDA	$3,030	$3,595	$11,704	$6,829

Non-GAAP Net Income:
GAAP Net Loss	$(21,479)	$(2,823)	$(29,932)	$(16,896)

Share-based compensation expense	19,704	576	21,108	2,070
Amortization of intangible assets	3,994	3,921	15,975	15,884
Change in fair value of contingent earnout liability	112	840	133	628
Tax effect of adjustments (1)	—	—	—	—

Non-GAAP Net Income	$2,331	$2,513	$7,284	$1,686

Non-GAAP Net Income per Share (Basic) (2)	$0.02	nm	$0.06	nm

Shares used in computing Non-GAAP Net Income per Share (Basic) (2)	129,264,149	nm	127,367,969	nm

(1)

Our tax provision is primarily related to state taxes and income taxes in profitable foreign jurisdictions. We maintain a full valuation allowance against our deferred tax assets in the U.S. Accordingly, there is no tax impact associated with the non-GAAP adjustments in the U.S. We have not included the insignificant tax benefit associated with the non-GAAP adjustments related to our foreign jurisdictions that are taxed on a cost-plus basis. The Company previously computed the tax effect of non-GAAP adjustments by multiplying the adjustments by an estimated effective tax rate of 27%. The Company has revised the August 31, 2019 prior year presentation in the table above in order to conform to the current year method of computing the tax effect of non-GAAP adjustments.

(2)

Prior to the IPO, there were no shares of common stock outstanding, and the membership structure of Duck Creek Technologies consisted of limited partnership units. The Company analyzed the calculation of earnings per unit for periods prior to the IPO and determined that it resulted in values that would not be meaningful to the users of the Company’s consolidated financial statements. In addition, GAAP earnings per share for Q4 2020 and fiscal year 2020 has not been presented as it resulted in values that would not be meaningful to the users of this earnings release because it only reflects the operations of the Company for the 17 day period subsequent to the IPO. For purposes of this earnings release, the Company has performed a calculation of Non-GAAP earnings per share for Q4 2020 and fiscal year 2020 by using a consistent exchange ratio for all pre-IPO limited partnership units and assuming that common stock sold in the IPO was outstanding for the entire fiscal year.

Free Cash Flow:
Net cash provided by operating activities	$17,478	$17,092	$25,725	$14,833

Purchases of property and equipment	(690)	(3,517)	(3,854)	(5,314)
Capitalized internal-use software	(453)	(781)	(2,893)	(2,956)

Free Cash Flow	$16,335	$12,794	$18,978	$6,563